EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, made and entered into as of the 3rd day of April, 2008, by and between Angstrom Technologies Corp., a Nevada corporation with an address at 25 Drydock Avenue, Boston, Mass 02210 (hereinafter referred to as the "Company"), and Lalit Jain, residing at 24 Queensbury Street, Apt 14, Boston, mass 02215 (hereinafter referred to as the "Executive").

WITNESSETH:

WHEREAS, the Company is a party to a certain Agreement and Plan of Merger dated as of March 27, 2008 (the "Merger Agreement,") pursuant to which it has agreed to cause its wholly-owned subsidiary, Angstrom Acquisition Corp., to merge with and into Angstrom Microsystems, Inc. ("AMI").

WHEREAS, the Executive currently is an employee of AMI, and desires to become employed by the Company subject to the closing of the transactions effected pursuant to the Merger Agreement (the "Closing"); and

WHEREAS, the Company and the Executive desire to enter into this Executive Employment Agreement, as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1. **EMPLOYMENT.**

(a) The Company agrees to and hereby does employ the Executive to render services to the Company as a member of its management team subject to and effective as of the date of the Closing. The Executive will have the title and position of President and Chief Executive Officer of the Company and of AMI and shall have the duties and authorities customarily associated therewith, and shall be elected to and serve as a member of the Board of Directors of the Company and of AMI. Executive's office and principal place of business shall be at the Company's office in Boston, Massachusetts.

(b) During the Employment Period, the Executive shall devote his working time and attention to the Company's business and the performance of his duties and responsibilities assigned to him hereunder, except that the Executive shall be permitted to serve on the boards of directors of other companies that are not in competition with the Company and engage in community service or other activities that do not interfere with his performance of his duties hereunder.

2. **TERM.**

The term of the Executive's employment hereunder shall commence upon and as of the date of the Closing (the "Closing Date")of the transactions contemplated under the Merger

Agreement, and shall continue until the third (3rd) anniversary of such date; provided, however, that so long as this Agreement is in effect at such time, the Executive may, by written notice to the Company given not less than forty-five (45) days prior to the third anniversary of the Closing Date, renew this Agreement and his employment hereunder for one additional year, until the fourth (4th) anniversary of the Closing Date; unless, in either case, sooner terminated as provided in Paragraph 7 hereof (the "Employment Period").

3. **COMPENSATION.**

(a) The Company agrees to pay the Executive (in equal installments on at least a monthly basis in accordance with the Company's customary practices during the Employment Period) a salary at the annual rate of One Hundred Fifty Thousand Dollars ($150,000), less federal, state and local income tax withholdings and other customary employee deductions. Commencing the first full calendar year of the Employment Period (i.e., 2009), the Executive's salary shall be reviewed by the Board of Directors of the Company, and may be adjusted (but not reduced) based on the Executive's performance and other factors deemed appropriate by such Board of Directors during the portion of the Employment Period prior to such review.

(b) The Company shall pay to the Executive a bonus for calendar year 2008 in an amount determined by the Board of Directors, provided that in the event that the Company shall have gross sales for 2008 (determined in the same manner as sales were determined by AMI prior to the Closing) of Ten Million Dollars ($10,000,000) or more, than the minimum bonus shall be One Hundred Fifty Thousand Dollars ($150,000). Bonuses for future years shall be determined based on targets or other measures established by the Board of Directors of the Company and reasonably acceptable to the Executive.

(c) Simultaneously with the Closing and the commencement of the Executive's employment hereunder, the Company will enter into an Award Agreement with Executive in the form attached as Exhibit A hereto (the "Award Agreement").

(d) No other compensation shall be due to the Executive for services rendered or rights granted under this Agreement, except that (i) the Company will pay to the Executive a monthly automobile expense allowance of a minimum of $500.00 per month and increased to a maximum of One Thousand Dollars ($1,000) if the company has gross sales over $5 million, and (ii) the Executive may participate, if and to the extent eligible, and consistent with the terms thereof, in each and every employee benefit plan of any kind, including any hospitalization, dental and medical insurance plan or in any retirement plan which the Company may from time to time adopt for the Company's employees.

4. **VACATION.**

The Executive shall be entitled during the Employment Period to 2 weeks in year one and 3 weeks in year two and four (4) weeks in year 3 and, if applicable, year 4, of paid vacation in each full calendar year (pro rated for partial years).

5. **REIMBURSEMENT OF CERTAIN EXPENSES.**

The Executive shall be entitled during the Employment Period to incur on behalf of the Company reasonable and necessary expenses in connection with his duties in accordance with policies approved by the Company. If such expenses are paid in the first instance by the Executive, the Company shall reimburse him therefor upon presentation of appropriate documentation.

6. **CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTIES.**

(a) As used in this Agreement, "Confidential Information" shall mean information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company or AMI (either before or after the Closing), not generally known in the industries in which the Company or AMI is or may become engaged, about the products, processes, finances, services or customers of the Company or AMI or of any other party with which it is doing business or from which it has obtained information, including, without limitation, information relating to any such party's research, development, finances, purchasing, marketing, merchandising or selling. The Executive will not, during or after the term of the Executive's employment, except in accordance with his employment with the Company, disclose or cause to be disclosed, and will not permit to be disclosed, nor will sell or use on an unauthorized basis, any Confidential Information to any person, firm, corporation, association, or other entity for any reason whatsoever. This provision shall not apply to any information (i) which is now in, or subsequently comes into, the public domain, provided that the Executive has not disclosed or caused to be disclosed such information so as to make it public, or (ii) which can be shown to have been previously known by the party to which it was furnished.

(b) The Executive agrees that rights in all works which have been or will be prepared by him within the scope of his employment with the Company or AMI (either before or after the Closing), including but not limited to all ideas, concepts, themes, computer programs, works, titles, programs, processes, methods and illustrations, or any components thereof shall, pursuant to Section 101 and 201 of the United States Copyright Law, be "works made for hire" and shall belong entirely to the Company (and its successors or assigns) in perpetuity, and the Company (or they) may make any use (or nonuse) of such properties whatsoever throughout the world without any future obligation to the Executive.

(c) The Executive agrees that all intellectual properties, including but not limited to all ideas, concepts, themes, computer programs, works, titles, programs, processes, methods and illustrations, or any components thereof, conceived, developed, created, written or contributed by him (either individually or in collaboration with others) in the scope of, or related to, his employment by the Company or AMI (either before or after the Closing), shall belong entirely to the Company (and its successors and assigns) in perpetuity, and the Executive hereby grants and assigns to the Company all rights whatsoever which he might have therein, and the Company (and its successors and assigns) may make any use (or nonuse) of such properties whatsoever throughout the world without any further obligation to the Executive.

(d) All inventions, discoveries, formulae, processes, designs, trade secrets and other useful technical information, data and know-how made, discovered or developed by the

Executive (either individually or in collaboration with others) during the term hereof, in the scope of, or related to, his employment by the Company or AMI (either before or after the Closing), are hereby granted and assigned by the Executive to the Company, including any letters patent which have been or may hereafter be issued therefor, whether the Executive now owns such rights or hereafter acquires them.

(e) The Executive agrees to disclose promptly all works, inventions, and other intellectual properties referred to in Paragraphs 6(b), (c) or (d) above to the Company and will, at no charge to the Company, execute, acknowledge and deliver all applications, renewals and further documents and provide such additional assistance as the Company may deem necessary or desirable to evidence the Company's title in such intellectual properties.

(f) Paragraphs 6(b), (c), (d) and (e) shall not apply to inventions, discoveries, concepts or ideas that (i)(A) are developed solely on the Executive's own time and without using the Company's equipment, supplies, facilities or trade secret information, unless (B) either (x) they relate to the business of the Company or to the Company's development or research, or (y) they result from work performed by the Executive for or on behalf of the Company, or (ii) involve the field of alternate energy.

(g) For purposes of clarity, the parties acknowledge and agree that the provisions of this paragraph 6 do not apply to rights under the two liquid cooling provisional patents held by the Executive, which the Executive shall retain, subject to the exclusive license previously granted by the Executive to AMI, for which there will be a One Dollar ($1.00) per year royalty.

7. **TERMINATION.**

(a) The Employment Period shall terminate upon the earliest of the following dates or events:

(i) The date of the death of the Executive;

(ii) In the event the Executive shall be unable, by reason of physical or mental disability, to perform his duties hereunder for a continuous period (vacations excepted) of three (3) months and the Company shall elect to terminate his employment hereunder for such cause (to the extent such election is permitted by applicable law);

(iii) In the event that the Company shall elect to terminate his employment for "Cause" (as defined in Paragraph 7(b)), specifying the cause, on not less than three (3) business days' written notice to the Executive;

(iv) In the event the Executive shall elect to terminate his employment other than for "Good Reason" (as defined in Paragraph 7(c)), on ninety (90) days' written notice to the Company;

(v) In the event the Executive shall elect to terminate his employment for "Good Reason" (as defined in Paragraph 7(c)), on three (3) business days' written notice to the Company; and

(vi) The third (3rd) or fourth (4th) anniversary of the Closing, as applicable under paragraph 2 above.

(b) For purposes of this Agreement, the term "Cause" shall mean the Executive's: (i) material failure or refusal to perform his duties under this Agreement which remains uncured for thirty (30) days after notice from the Company thereof; (ii) willful misconduct or gross negligence in the performance of his duties hereunder which, unless the same is not able to be cured, remains uncured for thirty (30) days after notice from the Company thereof; (iv) dishonesty which is materially injurious to the Company; (v) non-appealable conviction of a felony; or (vi) non-appealable conviction of any other illegal act which is materially injurious to the business or reputation of the Company.

(c) For purposes of this Agreement, the term "Good Reason" shall mean: (i) the Company's failure or refusal to perform its material obligations under this Agreement or under the Award Agreement, which remains uncured for thirty (30) days after notice from the Executive thereof; (ii) failure of the Executive to be elected or appointed to any of the positions referred to in paragraph 1(a) hereof; (iii) the Company's relocation of its principal place of business or executive office to a location outside of the greater Boston, Massachusetts area; (iv) any material diminution in the authority, rights or position of the Executive; or (v) the imposition by the Company or AMI of any requirement that the Executive report to anyone other than the Board of Directors of the Company or AMI.

(d) The provisions of Articles 6 and 9 hereof shall survive the expiration or termination for any reason of this Agreement or the Employment Period.

8. **CONSEQUENCES OF TERMINATION.**

Upon the termination of the Employment Period pursuant to paragraph 7 (a) (i) – (vi) above, the Executive shall not be entitled to receive any further compensation, bonus or benefits from the Company, except for payment of his salary through the date of termination, his unreimbursed expenses, his unused accrued vacation, the bonus payable to him pursuant to paragraph 3(b) above or such other bonus arrangement as is in effect for the year in question (prorated for partial years) and such amounts as are required by applicable law or the terms of the Award Agreement or a benefit plan maintained by the Company, provided that (x) in the event that the Employment Period shall terminate pursuant to paragraph 7(a)(v) above, such termination shall be without prejudice to the Executive's rights and remedies in respect of the event or events constituting Good Reason, and (y) in the event that the Employment Period shall terminate pursuant to paragraph 7(a) (iv) above, the Executive shall surrender an amount equal to one-half (1/2) (by number of shares) of the then vested, unexercised options that were issued to him pursuant to the Award Agreement.

9. **NON-SOLICITATION.**

(a) During the employment of the Executive the Executive shall not solicit any then-current employees of the Company or AMI to leave the employment of the Company or AMI, either directly or through a company or person with whom the Executive is affiliated. For a period of six (6) months following the termination of the Executive's employment, however

caused, the Executive shall not solicit any then-current employees of the Company or AMI to leave the employment of the Company or AMI, either directly or through a company or person with whom the Executive is affiliated.

(b) During the employment of the Executive, the Executive shall not directly or indirectly make known to any person, firm or corporation the names or addresses of any of the Company's customers or any other information pertaining to them. For a period of six (6) months following termination of the Executive's employment, however caused, the Executive shall not directly or indirectly call on or solicit, or attempt to call on or solicit, for the purpose of offering similar products or services, any customers or any business of any of the customers of the Company or AMI, either for the benefit of the Executive or for any other person, firm or corporation.

10. GENERAL.

(a) This Agreement, including this provision against oral modifications, may not be modified, waived, changed, extended or discharged orally, but only by an instrument in writing signed by the party against whom enforcement of any modification, waiver, change, extension or discharge is sought.

(b) This Agreement may not be assigned by either party without the prior written consent of the other party. Any purported assignment of this Agreement not in compliance with the terms of this Paragraph 10(b) shall be null and void.

(c) Any notice to be given by the Company hereunder shall be sent by certified or registered mail addressed to the Executive at his address above written, and any notice to be given by the Executive hereunder shall be sent by certified or registered mail addressed to 25 Drydock Avenue, Boston, MA 02210, Attention: Mr. Lalit Jain. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other, in the manner above provided for giving notice. No notice given hereunder shall be deemed to have been given unless actually received by the party to whom it is addressed, provided that a certified or registered mail receipt shall be conclusive evidence of receipt thereof.

(d) This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, as if wholly performed there in.**IN WITNESS WHEREOF,** the parties hereto have executed this Agreement as of the day and year first above written.

ANGSTROM TECHNOLOGIES CORP.

By: ______________________

An Authorized Signatory Alpha Pr[illegible]

____

LALIT JAIN